Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FIRST QUARTER OF FISCAL 2023

Keene, N.H.  February 14, 2023  -  North European Oil Royalty Trust (NYSE-NRT) (the "Trust") reported its net income for the first quarter of fiscal 2023 which appears in the table below compared to its net income for the first quarter of fiscal 2022. Total royalty income often includes positive and negative adjustments that the operators made during the quarter based upon their corrected royalty calculations for the prior periods, as well as Mobil sulfur royalties. Total royalty income for the first quarter of fiscal 2023 was not affected because there were no prior period adjustments. In addition, due to sulfur prices falling below the required threshold, there were no Mobil sulfur royalties. Total royalty income for the first quarter of fiscal 2022 was also not affected because there were no prior period adjustments, but was increased by Mobil sulfur royalties of $59,517.

	1st Fiscal Quarter Ended 1/31/2023	1st Fiscal Quarter Ended 1/31/2022	Percentage Change
Total Royalty Income	$9,765,883	$2,546,539	+283.50%
Net Income	$9,536,014	$2,351,819	+305.47%
Distributions per Unit	$1.00	$0.25	+300.00%

Despite the lingering economic effects caused by COVID-19 and the ongoing political and economic consequences of Russia's invasion of Ukraine, the German energy market was able, in the short-term, to address the energy shortfall caused by the severe reduction in Russian exports to Germany. This reduction in supply resulted in an increased demand for gas from other sources in order to provide sufficient gas supplies to get through the winter period of peak demand. The steps taken by Germany to stockpile sufficient gas supplies resulted in the increase in gas prices for the August-October 2022 period used in this quarter's royalty calculation and led to the increase in total royalty income between the first quarter of fiscal 2022 and the first quarter of fiscal 2023. Under the Mobil Agreement for the first quarter of fiscal 2023, gas prices, gas sales, and the average exchange rate showed percentage changes of +362.89%, -14.28% and -4.89%, respectively, in comparison to the first quarter of fiscal 2022. In a corresponding comparison under the OEG Agreement, gas prices, gas sales, and the average exchange rate showed percentage changes of +362.89%, -7.80% and -4.93%, respectively.

Trust expenses for the first quarter of fiscal 2023 increased 29.67%, or $57,835, to $252,792 from $194,957 for the first quarter of fiscal 2022. The increase in expenses reflects increased Trustee fees as specified by the Trust Agreement, increased fees associated with the Trust's petroleum consultant, and the preparation and mailing of the annual meeting materials.

The Trust's monthly royalty payments are paid prospectively based on the amount of royalties payable to the Trust in the prior quarter. End of quarter royalty adjustments result from the need to align prospective royalty payments from the operating companies with actual royalties that should have been paid. When actual prices and volumes are reported, there will be a positive reconciliation in the current quarter or a negative reconciliation in the subsequent quarter. Primarily as a result of the recent decline in gas prices, it is now anticipated that royalty payments to the Trust will be subject to a negative adjustment in the third fiscal quarter (May-July 2023). This will likely substantially reduce quarter-over-quarter cash distributions to the unit owners for at least the third quarter.

The previously declared distribution of $1.00 per unit will be paid on February 28, 2023 to owners of record as of February 17, 2023. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about February 28, 2023. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are also available on the Trust's website.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include:

• risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, currency exchange rates, and the overall impact of the novel coronavirus identified as COVID-19;

• the ability or willingness of the operating companies to perform under their    contractual obligations with the Trust;

• potential disputes with the operating companies and the resolution thereof; and

• political and economic uncertainty arising from Russia's invasion of Ukraine.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and are generally beyond the control of the Trust. New factors emerge from time to time and it is not possible for the Trust to predict all such factors or to assess the impact of each such factor on the Trust. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.